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                            UNDERWRITING AGREEMENT

                                                               November 6, 1995

Bankers Trust New York Corporation
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006

Dear Sirs:

      We, as Underwriter, understand that Bankers Trust New York Corporation, a New York corporation (the "Corporation"), proposes to issue and sell $50,000,000 aggregate principal amount of its 7-1/8% Subordinated Notes due 2010 (the "Securities") to us. The terms of the Securities are set forth in the Registration Statement and Basic Prospectus referred to in the provisions incorporated herein by reference, as supplemented by a Prospectus Supplement dated November 6, 1995. The Securities will be issued pursuant to an Indenture, dated as of April 1, 1992, as amended as of January 15, 1993 by the First Supplemental Indenture thereto (as so supplemented, the "Indenture"), between the Corporation and Marine Midland Bank as trustee (the "Trustee").

      All the provisions contained in the document entitled Bankers Trust New York Corporation Debt Securities Underwriting Agreement Standard Provisions (September 1993), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided that White & Case shall act as counsel for the Underwriter pursuant to Section V(c) therein.

      Subject to the terms and conditions set forth herein or incorporated by reference herein, the Corporation hereby agrees to sell and we hereby agree to purchase the aggregate principal amount of Securities set forth opposite our name in Schedule I hereto at 97.6% of their principal amount plus accrued interest, if any, from November 22, 1995 to the date of payment and delivery.
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      We will pay for such Securities in immediately available funds against delivery thereof at the offices of the Corporation, 130 Liberty Street, New York, New York, at 10:00 A.M. (New York City time) on or about November 22, 1995, such time being referred to herein as the "Closing Date". The Securities shall be delivered through the facilities of the Depository Trust Company Same Day Funds Settlement System.

      Please confirm your agreement by having an authorized officer sign four copies of this Agreement in the space set forth below and by returning the four signed copies to us.

                                    Very truly yours,

                                    SMITH BARNEY INC.


                                    By: /s/ Robert H. B. Baldwin, Jr.
                                        -------------------------------
                                        Name: ROBERT H. B. BALDWIN, Jr.
                                        Title: Managing Director

Accepted:

BANKERS TRUST NEW YORK CORPORATION

By: /s/ Duncan P. Hennes
    -------------------------------
    Name: DUNCAN P. HENNES
    Title: Senior Vice President

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                                                                      SCHEDULE I


                                                AGGREGATE PRINCIPAL
              NAME OF UNDERWRITER              AMOUNT OF SECURITIES
              ___________________              ____________________

              Smith Barney Inc.                     $50,000,000
                                                    -----------
                                                    $50,000,000



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